Exhibit 99.1

RE: NN, Inc.
207 Mockingbird Lane
3rd Floor
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Robbie Atkinson	Marilynn Meek
VP, Corporate Treasurer & Investor Relations	(General info)
(423) 434-8398	212-827-3773

FOR IMMEDIATE RELEASE

May 4, 2016

NN, INC. REPORTS FIRST QUARTER 2016 RESULTS IN LINE WITH COMPANY GUIDANCE

•	Net sales of $212.2 million, an increase of $48.5 million

•	Adjusted income from operations increased $9.1 million to $24 million

•	Adjusted net income of $7.1 million or $0.27 per diluted share

Johnson City, Tenn, May 4, 2016 – NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today reported its financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Results

Net sales for the first quarter of 2016 increased $48.5 million, or 30% to $212.2 million, compared to $163.7 million for the first quarter of 2015. Acquisitions added $55.6 million in revenue. Negative currency and price/mix impacts reduced reported net sales by $7.1 million versus the first quarter of last year.

Adjusted income from operations for the first quarter of 2016 was $24.0 million, an increase of 61%, compared to $14.9 million for the same period in 2015. Adjusted net income was $7.1 million, or $0.27 per diluted share, compared to $8.0 million, or $0.41 per diluted share for the same period in 2015.

Richard Holder, President and Chief Executive Officer, commented, “Our performance for the quarter was in line with our expectations as we continue to see the positive effects of the NN Operating System. The first quarter also marked our first full period post the acquisition of PEP. We are very pleased with where we are in our integration efforts as we continue to find more opportunities to deliver engineered solutions to our customers.”

Business Group Results

Autocam Precision Components

Net sales for the first quarter of 2016 were $84.0 million, compared to $82.6 million in the first quarter of 2015, an increase of $1.4 million. Adjusted income from operations for the quarter increased $1.1 million to $9.7 million, compared to $8.6 million in the first quarter of 2015.

Holder commented, “The Autocam Group continues to perform well with the continued adoption of CAFE technologies driving our performance, and we are pleased with the margin expansion the team has achieved.”

Precision Bearing Components

Net sales for the first quarter of 2016 were $64.7 million, compared to $73.2 million in the first quarter of 2015, a decrease of $8.5 million. Negative currency impacts of $1.4 million and a soft industrial market accounted for the decline. Adjusted income from operations for the first quarter was $7.1 million, compared to $9.2 million in the first quarter of 2015.

Holder commented, “The Group rebounded in the first quarter from the challenges during the fourth quarter of 2015. Operating performance returned to our expectations, and we continue to drive margin expansion throughout 2016.”

Precision Engineered Products

Net sales for the first quarter of 2016 were $63.5 million, compared to $7.9 million in the first quarter of 2015, an increase of $55.6 million. The acquisition of PEP accounted for $56.0 million of the increase. Adjusted income from operations for the quarter was $13.2 million, compared to $0.2 million in 2015.

Holder commented, “The integration of PEP is off to a good start. The strong operating performance in the quarter met our expectations. We expect to see improvements throughout the year as we implement the NN Operating System.”

Guidance

Holder continued, “Our businesses have performed to our expectations thus far in 2016. We are encouraged by the positive trends in the macro back drop and reaffirm our guidance for the year.”

The full set of financial guidance for the second quarter and full year 2016 can be found in our supplemental presentation posted in the Investor Relations section of our website at www.nninc.com.

Holder concluded, “We are pleased with our performance to start the year. The team continues to focus on the disciplined execution of the NN Operating System.”

GAAP Results

On a GAAP basis, income from operations for the first quarter of 2016 was $11.9 million, compared to $13.9 million for the same period in 2015. Net loss on a GAAP basis for first quarter of 2016 was $1.3 million, or ($0.05) per diluted share. This compares to net income of $6.0 million, or $0.31 per diluted share in the first quarter of 2015.

On a GAAP basis, income from operations for first quarter 2016 in the Autocam Precision Components Group was $6.5 million compared to $7.7 million for the same period in 2015.

On a GAAP basis, income from operations for first quarter 2016 in the Precision Bearing Components Group was $6.3 million compared to $9.1 million for the same period in 2015.

On a GAAP basis, income from operations for first quarter 2016 in the Precision Engineered Products Group was $5.4 million compared to $0.2 million for the same period in 2015.

NN will discuss its results during its quarterly investor conference call tomorrow morning starting at 9:00 a.m. ET. The call and supplemental presentation may be accessed via NN’s website, www.nninc.com. The conference call can also be accessed by dialing 888-505-4368 or 719-325-2281 Conference ID: 9964576. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 90 days.

The Company discloses in this press release the non-GAAP financial measures of adjusted income from operations and adjusted net income. Each of adjusted income from operations and adjusted net income provide supplementary information about the impacts of acquisition related expenses, foreign-exchange and other non-operating impacts on our business.

The attached financial tables include a reconciliation of adjusted income from operations and adjusted net income to the U.S. GAAP financial measures of income from operations and net income.

NN, Inc., a diversified industrial company combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 42 manufacturing plants in North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding completed acquisitions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Condensed Consolidated Statements Income (Loss)

(Unaudited)

	Three Months ended March 31,
(in thousands, except per share data)	2016	2015
Net sales	$212,226	$163,746
Cost of products sold (exclusive of depreciation and amortization shown separately below)	159,754	129,317
Selling, general and administrative	20,712	12,001
Depreciation and amortization	17,348	8,494
Restructuring and impairment charges	2,538	—

Income from operations	11,874	13,934

Interest expense	16,422	5,938
Other (income) expense, net	(1,129)	1,400

Income (loss) before provision (benefit) for income taxes and share of net income from joint venture	(3,419)	6,596
Provision (benefit) expense for income taxes	(720)	1,456
Share of net income from joint venture	1,400	861

Net (loss) income	$(1,299)	$6,001

Basic income (loss) per share:
Net income (loss)	$(0.05)	$0.32

Weighted average shares outstanding	26,869	18,996

Diluted income (loss) per share:
Net income (loss)	$(0.05)	$0.31

Weighted average shares outstanding	26,869	19,380

Cash dividends per common share	$0.07	$0.07

NN, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands, except per share data)	2016	2015
Assets
Current assets:
Cash	$15,079	$15,087
Accounts receivable, net	143,323	123,005
Inventories	120,119	119,836
Income tax receivable	3,989	3,989
Current deferred tax assets	—	6,696
Other current assets	13,125	11,568

Total current assets	295,635	280,181

Property, plant and equipment, net	325,222	318,968
Goodwill, net	450,190	449,898
Intangible assets, net	273,807	282,169
Non-current deferred tax assets	—	742
Investment in joint venture	39,862	38,462
Other non-current assets	10,901	10,147

Total assets	$1,395,617	$1,380,567

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$70,292	$69,101
Accrued salaries, wages and benefits	24,341	21,125
Income taxes payable	3,525	5,350
Current maturities of long-term debt	11,947	11,714
Current portion of obligation under capital lease	4,440	4,786
Other current liabilities	26,938	21,275

Total current liabilities	141,483	133,351

Non-current deferred tax liabilities	111,050	117,459
Long-term debt, net of current portion	804,672	795,400
Accrued post-employment benefits	6,177	6,157
Obligation under capital lease, net of current portion	8,646	9,573
Other	6,257	4,746

Total liabilities	1,078,285	1,066,686
Total stockholders’ equity	317,332	313,881

Reconciliation of income from operations to adjusted income from operations:

NN, Inc - Total Company	Three Months Ended March 31,
	2016		2015
	$’000	% of Sales	$’000	% of Sales
Income from operations	$11,874	5.6%	$13,934	8.5%
Restructuring & impairment charges	2,963	1.4%	—	0.0%
Acquisition & integration expenses	3,263	1.5%	—	0.0%
Amortization of intangibles	5,926	2.8%	983	0.6%

Adjusted income from operations	$24,026	11.3%	$14,917	9.1%

Total Sales	$212,226		$163,746
Total liabilities and stockholders’ equity	$1,395,617		$1,380,567

Reconciliation of income from operations to adjusted income from operations:
NN, Inc - Autocam Precision Components Group	Three Months Ended March 31,
	2016		2015
	$’000	% of Sales	$’000	% of Sales
Income from operations	$6,527	7.8%	$7,718	9.3%
Restructuring & impairment Charges	2,274	2.7%	—	0.0%
Acquisition & integration expenses	—	0.0%	—	0.0%
Amortization of intangibles	885	1.1%	910	1.1%

Adjusted income from operations	$9,686	11.5%	$8,628	10.4%

China JV Contribution	1,400		861

Adjusted income from operations	$11,086	13.2%	$9,489	11.5%

Total Sales	$83,990		$82,622

Reconciliation of income from operations to adjusted income from operations:

NN, Inc - Precision Bearing Components Group	Three Months Ended March 31,
	2016		2015
	$’000	% of Sales	$’000	% of Sales
Income from operations	$6,326	9.8%	$9,089	12.4%
Restructuring & impairment Charges	689	1.1%	—	0.0%
Amortization of intangibles	58	0.1%	73	0.1%

Adjusted income from operations	$7,073	10.9%	$9,162	12.5%

Total Sales	$64,745		$73,236

Reconciliation of income from operations to adjusted income from operations:

NN, Inc - Precision Engineered Products Group	Three Months Ended March 31,
	2016		2015
	$’000	% of Sales	$’000	% of Sales
Income from operations	$5,421	8.5%	$213	2.7%
Restructuring & impairment Charges	—	0.0%	—	0.0%
Acquisition & integration expenses	2,777	4.4%	—	0.0%
Amortization of intangibles	4,983	7.8%	—	0.0%

Adjusted income from operations	$13,181	20.8%	$213	2.7%

Total Sales	$63,491		$7,888

Reconciliation of net income to adjusted net income:

NN, Inc - Total Company	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income	($1,299)	(0.05)	6,001	$0.31
After-tax acquisition and integration costs	2,422	0.09	—	—
After-tax foreign exchange loss on inter-company loans	(654)	(0.02)	886	0.04
Restructuring & impairment charges	2,198	0.08	—	—
Amortization of intangibles & deferred financing costs	4,459	0.17	1,140	0.06

Adjusted net income	$7,126	$0.27	$8,027	$0.41

The Company discloses in this press release the non-GAAP financial measures of adjusted income from operations and adjusted net income. Each of adjusted income from operations and adjusted net income provide supplementary information about the impacts of acquisition related expenses and foreign-exchange impacts on inter-company loans. Over the past three years, we have completed six acquisitions, two of which were transformative for the Company. The costs we incurred in completing such acquisitions, including the amortization of intangibles and deferred financing costs, have been excluded from these measures because their size and inconsistent frequency are unrelated to our commercial performance during the period, and which we believe are not indicative of our ongoing operating costs. We exclude the impact of currency translation from these measures because foreign exchange rates are not under management’s control and are subject to volatility. We believe the presentation of adjusted income from operations and adjusted net income provides useful information in assessing our underlying business trends and facilitates comparison of our long-term performance over given periods

The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to actual net income growth derived from income amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results.